Exhibit 10.13(b)

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (this “Amendment”) is made as of August 17, 2022 by and between BigHat Biosciences, Inc., a Delaware corporation (“Sublessor”) and Syncopation Life Sciences, Inc., a Delaware corporation (“Sublessee”), with reference to the following facts and objectives:

RECITALS

A. Sublessor, as tenant, and BP3-SF6 1900 ADLP LLC, as landlord (“Master Lessor”), are parties to that certain Lease dated as September 3, 2021 (the “Master Lease”), with respect to premises currently consisting of approximately 31,117 rentable square feet (the “3rd Floor Premises”) located on the third (3rd) floor of the building located at 1900 Alameda de las Pulgas, San Mateo, California (the “Building”).

B. Sublessor and Sublessee are parties to a Sublease dated November 4, 2021 (as amended hereby, the “Sublease”), with respect to a portion of the 3rd Floor Premises consisting of approximately 15,400 rentable square feet (the “Existing Subleased Premises”).

C. Sublessor and Master Lessor are negotiating an amendment to the Master Lease to expand the premises leased thereunder to also include all of the rentable square feet on the fourth (4th) floor of the Building (the “Master Lease Amendment”) consisting of approximately 33,008 rentable square feet.

D. Sublessor and Sublessee desire to expand the Existing Subleased Premises to include the remainder of the 3rd Floor Premises (the “Expansion Subleased Premises”) and further modify the Sublease as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Expansion Subleased Premises. On the last to occur of (a) January 1, 2023, (b) the date by which both Sublessor has obtained the Required Consent (as defined below) and (c) fifteen (15) business days after Sublessor delivers possession of the Expansion Subleased Premises to Sublessee with Sublessor’s Work (as defined below) completed and with the lab portions of the Expansion Subleased Premises fully decommissioned with respect to Sublessor’s use of Hazardous Materials (the “Expansion Commencement Date”), the Subleased Premises shall be increased to include the Expansion Subleased Premises so that Sublessee subleases the entire 3rd Floor Premises. For the avoidance of doubt, the Expansion Subleased Premises shall be deemed delivered when Sublessor vacates the Expansion Subleased Premises, completes the Sublessor’s Work and such decommissioning of the lab portions and provides Sublessee keys or other means of access thereto. Following the Expansion Commencement Date, all references in the Sublease to the “Subleased Premises” shall be deemed to include the entire 3rd Floor Premises and Exhibit B to the Sublease shall include all of the 3rd Floor Premises and the Subleased Premises shall be deemed to consist of approximately 31,117 rentable square feet. The Expansion Subleased Premises shall remain part of the Subleased Premises through the

Expiration Date of the Sublease, which the parties acknowledge is November 10, 2024. The terms of Paragraph 3(B) of the Sublease shall continue to apply to the Subleased Premises, as expanded by this Amendment. Sublessor shall use commercially reasonable efforts to deliver possession of the Expansion Subleased Premises to Sublessee with Sublessor’s Work (as defined below) completed and with the lab portions of the Expansion Subleased Premises fully decommissioned as described above on or before December 20, 2022. In the event such delivery is delayed beyond February 1, 2023, as such date shall be extended due to delays due to Force Majeure, then commencing on the Expansion Commencement Date, Sublessee shall be entitled to one (1) day of abatement of Base Rent, Operating Expenses and Tax Expenses for each day such delivery is delayed beyond such date; provided, however, in no event shall Sublessee be entitled to Rent abatement under this sentence if it is temporarily occupying any of the Expansion Subleased Premises or fourth floor of the Building pursuant to the remainder of this paragraph. If for any reason Sublessor is unable to deliver possession of the Expansion Subleased Premises to Sublessee on or before January 1, 2023, Sublessor shall nonetheless permit Sublessee to access the lab and office spaces from and after January 1, 2023 for construction planning purposes and permit Sublessee to temporarily occupy portions of the Expansion Subleased Premises consisting of a minimum of one small conference room, one large conference room and ten (10) workstations until the Expansion Commencement Date. Such access and temporary occupancy shall be pursuant to all of the provisions of the Sublease other than the obligation to pay Base Rent, Operating Expenses, Tax Expenses or Utilities Costs with respect to the Expansion Subleased Premises. In lieu of providing such temporary occupancy in the Expansion Subleased Premises, Sublessor may provide the same on the fourth floor of the Building on the same terms; provided, however, in such case, Sublessee must vacate such temporary space within three (3) days after Sublessor delivers the Expansion Subleased Premises to Sublessee as described in the first sentence of this Paragraph 1 and surrender such temporary space in the condition described in Paragraph 14 of the Sublease (as applied to such space) and Sublessee’s failure to do so shall be considered a holdover with respect to such space and be subject to the terms of Paragraph 6 of the Sublease with respect to such space.

2. Early Access. In the fifteen (15) business day period after Sublessor delivers possession of the Expansion Subleased Premises to Sublessee with Sublessor’s Work completed, Sublessee shall have the right to enter the Expansion Subleased Premises for the purpose of preparing the Expansion Subleased Premises for occupancy (but not for the purpose of conducting any business therein prior to January 1, 2023); provided, that Sublessee has delivered to Sublessor the increased Security Deposit and first month of Base Rent payable with respect to the Expansion Subleased Premises as required below. Such access shall be pursuant to all of the provisions of the Sublease other than the obligation to pay Base Rent, Operating Expenses, Tax Expenses or Utilities Costs with respect to the Expansion Subleased Premises.

3. Base Rent. Sublessee shall pay Base Rent for the Expansion Subleased Premises commencing on the Expansion Commencement Date in the amounts set forth below and in the manner described in Paragraph 4(A) of the Sublease; provided, however, Sublessee shall deliver the first month’s payment of Base Rent with respect to the Expansion Subleased Premises to Sublessor concurrently with its execution of this Amendment. Sublessee shall continue to pay Base Rent for the Existing Subleased Premises in the amounts and in the manner described in Paragraph 4(A) of the Sublease.

Period	Base Rent
Expansion Commencement Date -
November 10, 2023	$117,877.50
November 11, 2023 -
Expiration Date	$122,003.21

4. Additional Rent. As of the Expansion Commencement Date, Sublessee’s Share shall be deemed to be 27.46% of the Building (and 48.53% of the Premises under the Master Lease). Throughout the Term, Sublessee shall continue to pay all Rent payable under the Sublease, including, without limitation, Operating Expenses, Tax Expenses and Utilities Costs, in accordance with the terms of the Sublease.

5. As-Is. Prior to delivery of the Expansion Subleased Premises to Sublessee, Sublessor at Sublessor’s sole cost shall install a cased opening in the wall between Suites 300 and 350 (“Sublessor’s Work”). Sublessor shall perform the Sublessor’s Work in a good and workmanlike manner and in compliance with applicable laws. In addition, Sublessor shall deliver the lab portions of the Expansion Subleased Premises fully decommissioned as described above. The parties acknowledge and agree that, except as set forth in this Amendment, Sublessee is subleasing the Expansion Subleased Premises on an “as is” basis (in the condition existing as of the date of this Amendment, reasonable wear and tear and repairs that are not Sublessor’s responsibility excepted), and that Sublessor has made no representations or warranties with respect to the condition of the Expansion Subleased Premises. In no event shall Sublessee be required to remove or restore at the expiration or earlier termination of the Sublease the Sublessor’s Work or any other alterations or improvements existing in the Expansion Subleased Premises as of the date the Expansion Subleased Premises are delivered or otherwise not constructed by Sublessee or its agents, employees, contractors, invitees or licensees.

6. Security Deposit. The amount of the Security Deposit required under the Sublease is hereby increased to Four Hundred Sixty-Six Thousand Seven Hundred Fourteen and 10/100 Dollars ($466,714.10). Concurrently with Sublessee’s execution of this Amendment, Sublessee shall deliver to Sublessor an additional Two Hundred Forty-Four Thousand Six and 42/100 Dollars ($244,006.42) to be applied to the increased Security Deposit.

7. Required Consents. This Amendment and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent hereto of Master Lessor (the “Required Consent”) and the full execution and delivery of the Master Lease Amendment substantially concurrently therewith. Each party shall use commercially reasonable efforts to obtain the Required Consent. Nothing herein shall require Sublessor to negotiate or enter into the Master Lease Amendment. If the Required Consent and the fully executed Master Lease Amendment are not received within fifteen (15) days following the full execution and delivery of this Amendment, this Amendment may be terminated by either party upon delivery of written notice to the other party prior to the receipt of the Required Consent and the fully executed Master Lease Amendment.

8. Parking. Commencing on of the Expansion Commencement Date, the number of parking spaces as to which Sublessee has parking rights shall increase from thirty-nine (39) to seventy-eight (78).

9. Furniture, Fixtures and Equipment. Commencing on the Expansion Commencement Date, the “Furniture” that Sublessee may use during the Sublease Term at no additional charge by Sublessor shall include the work stations described in Exhibit A hereto (the “Expansion Furniture”), as such exhibit may be updated by Sublessor to add additional items currently in the Expansion Subleased Premises before October 1, 2022. The third sentence of Paragraph 26 of the Sublease shall not apply with respect to the Expansion Furniture. Except for the Expansion Furniture, Sublessor shall remove all of its furniture and personal property upon delivery of the Expansion Subleased Premises to Sublessee.

10. Deleted Provisions. On the Expansion Commencement Date, the provisions regarding the Shared Areas shall be deleted and of no further force or effect, as Sublessee shall from and after the Expansion Commencement Date have the exclusive right to use such areas. Sublessee shall continue to have the non-exclusive right to use, subject to Master Lessor’s rules and regulations, the shared glasswash and autoclave and all other amenities of the Building, including, without limitation, the gym, so long as such amenities are provided by Master Lessor for the use of all Building occupants.

11. Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Sublessor hereby discloses to Sublessee, and Sublessee hereby acknowledges, that Sublessor has not had an inspection of the Subleased Premises performed by a Certified Access Specialists (CASp). As required by Section 1938(e) of the California Civil Code, Sublessor hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

12. Broker. Sublessee and Sublessor each represent that it has dealt with no real estate brokers, finders, agents or salesmen other than Jones Lang LaSalle Brokerage, Inc. in connection with this Amendment. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder.

13. Miscellaneous. This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of California. If any term of this Amendment is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Amendment shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired. If either party brings any action or legal proceeding with respect to this Amendment, the prevailing party shall be entitled to recover reasonable attorneys’ fees, experts’ fees, and court costs. This Amendment, together with the Sublease, constitutes the entire agreement between Sublessor and Sublessee regarding the Sublease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings. This Amendment shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective heirs, successors and assigns. No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Sublessor and Sublessee. Except as specifically amended hereby, all of the terms and conditions of the Sublease are and shall remain in full force and effect and are hereby ratified and confirmed. Any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Sublease or the Master Lease, as applicable. Sublessee and Sublessor each represent and warrant to the other that each person executing this Amendment on behalf of such party is duly authorized to execute and deliver this Sublease on behalf of that party. This Amendment may be executed in counterparts. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document. In addition, the parties hereto consent and agree that this Amendment may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

SUBLESSOR:		SUBLESSEE:

BIGHAT BIOSCIENCES, INC., a Delaware corporation		SYNCOPATION LIFE SCIENCES, INC., a Delaware corporation

By:	/s/ Mark DePristo	By:	/s/ Anup Radhakrishnan
Name:	Mark DePristo	Name:	Anup Radhakrishnan
Its:	CEO	Its:	Chief Financial Officer

EXHIBIT A

FURNITURE

Item	Make	Quantity
Height adjustable Workstation	AMQ	At least 23

7